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                  GOLDEN STATE HOLDINGS INC. AND SUBSIDIARIES

RATIO OF EARNINGS TO COMBINED FIXED CHARGES, MINORITY INTEREST AND PREFERRED STOCK DIVIDENDS

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                                                                         Years ended December 31,
                                                        -------------------------------------------------------------
                                                           1998         1997         1996         1995         1994
                                                        -------------------------------------------------------------
Fixed charges (excluding interest on deposits):
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Interest on borrowings                                   $983,013     $693,819     $388,626     $287,456      $98,888

Total fixed charges (excluding interest on deposits)      983,013      693,819      388,626      287,456       98,888

Rent interest factor                                        9,060        7,857        5,044        6,628        1,746

Income before income taxes, extraordinary item
 and minority interest                                    450,357      297,861      549,208      122,450       31,928

Earnings                                                1,442,430      999,537      942,878      416,534      132,562

Fixed charges (excluding interest on deposits)            992,073      701,676      393,670      294,084      100,634

Minority interest and preferred stock dividends           110,527      102,135       48,045       34,584            0

Combined fixed charges excluding interest
 on deposits, minority interest and preferred stock
 dividends                                              1,102,600      803,811      441,715      328,668      100,634

Ratio of earnings to combined fixed charges,
 (excluding interest on deposits), minority interest
 and preferred stock dividends                               1.31 x       1.24 x       2.13 x       1.27 x       1.32 x

Fixed charges (including interest on deposits):
-----------------------------------------------

Interest on deposits                                     $791,112     $746,985     $419,174     $447,359     $100,957

Interest on borrowings                                    983,013      693,819      388,626      287,456       98,888

Total fixed charges (including interest on deposits)    1,774,125    1,440,804      807,800      734,815      199,845

Rent interest factor                                        9,060        7,857        5,044        6,628        1,746

Income before income taxes, extraordinary item
 and minority interest                                    450,357      297,861      549,208      122,450       31,928

Earnings                                                2,233,542    1,746,522    1,362,052      663,893      233,519

Fixed charges (including interest on deposits)          1,783,185    1,448,661      812,844      741,443      201,591

Minority interest and preferred stock dividends           110,527      102,135       48,045       34,584            0

Combined fixed charges (including interest
 on deposits), minority interest and preferred stock
 dividends                                              1,893,712    1,550,796      860,889      776,027      201,591

Ratio of earnings to combined fixed charges (including
 interest on deposits), minority interest and preferred
 stock dividends                                             1.18 x       1.13 x       1.58 x       1.11 x       1.16 x
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